Exhibit 4.49

SCOTT WILSON RPA	www.scottwilson.com
www.scottwilsonmining.com

Suite 501
55 University Avenue
P.O. Box 55
Toronto, Ontario M5J 2H7
Tel: (416) 947-0907
Fax: (416) 947-0395

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with (a) the report entitled “Technical Report On The South Inkai Uranium Project” dated March 20, 2006 and (b) the report entitled “Technical Report On The North Kharassan Uranium Project, Kazakhstan” dated October 13, 2005 as revised March 21, 2006 and (c) the report entitled “Technical Report on the Akdala Mine, Kazakhstan” dated March 21, 2006 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 25, 2007

/s/ Thomas Pool, P.E.
Thomas Pool, P.E.